Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated January 20, 2026, which includes an explanatory paragraph relating to SUMA Acquisition Corporation ability to continue as a going concern, relating to the financial statements of SUMA Acquisition Corporation as of December 31, 2025 and for the period from November 21, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York

March 2, 2026